Exhibit 4.1
DESCRIPTION OF REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF
THE SECURITIES EXCHANGE ACT OF 1934
The following is a brief description of the common stock, par value $0.001 per share ("Common Stock"), of Houlihan Lokey, Inc. (the "Company") registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). This description of the terms of the Common Stock does not purport to be complete and is subject to and qualified in its entirety by reference to the applicable provisions of the Delaware General Corporation Law ("DGCL"), and the full text of the Company's amended and restated certificate of incorporation (the "Certificate of Incorporation"), and the Company's amended and restated bylaws ("bylaws"), copies of which are incorporated by reference to this Annual Report on Form 10-K.
General
The Certificate of Incorporation provides that the capital stock consists of 2,000,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share. The Common Stock is divided into two classes, Class A common stock and Class B common stock. The authorized Class A common stock consists of 1,000,000,000 shares and the authorized Class B common stock consists of 1,000,000,000 shares.
Class A Common Stock and Class B Common Stock
As of May 13, 2020, there were 46,417,820 shares of the Class A common stock outstanding and 18,897,832 shares of Class B common stock outstanding.
Voting Rights
The holders of the Company's Class A common stock and Class B common stock have identical rights, provided that, except as otherwise described below with respect to the right to vote on any amendment to the Company's Certificate of Incorporation relating to any series of preferred stock or as required by applicable law, on any matter that is submitted to a vote of the Company’s stockholders, holders of the Class A common stock are entitled to one vote per share of Class A common stock and holders of the Class B common stock are entitled to ten votes per share of Class B common stock. Holders of shares of Class A common stock and Class B common stock vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, except as otherwise expressly provided in the Certificate of Incorporation or required by applicable law.
Under the Certificate of Incorporation, the Company may not increase or decrease the authorized number of shares of Class A common stock or Class B common stock without the affirmative vote of the holders of a majority of the voting power of the outstanding shares of the capital stock entitled to vote, voting together as a single class. Under the Certificate of Incorporation, holders of the Class A common stock and Class B common stock are not entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or pursuant to the DGCL.
The Company has not provided for cumulative voting for the election of directors in its Certificate of Incorporation.
Economic Rights
Except as otherwise expressly provided in the Certificate of Incorporation or required by applicable law, shares of Class A common stock and Class B common stock have the same rights and privileges and rank equally, share ratably and are identical in all respects as to all matters, including, without limitation, those described below.

Dividends. Any dividends or distributions paid or payable to the holders of shares of Class A common stock and Class B common stock shall be paid equally, identically and ratably, on a per share basis, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock, each voting separately as a class; provided, however, that if a dividend or distribution is paid in the form of Class A common stock or Class B common stock (or rights to acquire shares of Class A common stock or Class B common stock), then the holders of the Class A common stock will receive Class A common stock (or rights to acquire shares of Class A common stock) and holders of Class B common stock will receive Class B common stock (or rights to acquire shares of Class B common stock) with holders of Class A common stock and Class B common stock receiving an identical number of shares of Class A common stock or Class B common stock (or rights to acquire such stock, as the case may be).

Liquidation. In the event of the Company's dissolution, liquidation or winding-up of its affairs, whether voluntary or involuntary, after payment or provision for payment of its debts and other liabilities and after making provision for the entitlements of holders of any series of preferred stock, the Company's remaining assets and funds, if any, shall be divided among and paid ratably to the holders of the shares of Class A common stock and Class B common stock, treated as a single class, unless different treatment of the shares of each such class is approved by the affirmative votes of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock, each voting separately as a class.
Subdivisions, Combinations and Reclassifications. If the Company subdivides, combines or reclassifies in any manner outstanding shares of Class A common stock or Class B common stock, then the outstanding shares of all common stock will be subdivided, combined or reclassified in the same proportion and manner, unless different treatment of the shares of each such class is approved by the affirmative votes of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock, each voting separately as a class.
Change of Control Transaction. In connection with any change of control transaction (as defined below), the holders of Class A common stock and Class B common stock will be treated equally, identically and ratably, on a per share basis, with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed to stockholders, unless different treatment of the shares of each class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock, each voting separately as a class.
A change of control transaction is defined as (i) the sale, lease, exchange, or other disposition (other than liens and encumbrances created in the ordinary course of business, including liens or encumbrances to secure indebtedness for borrowed money that are approved by the Company’s board of directors, so long as no foreclosure occurs in respect of any such lien or encumbrance) of all or substantially all of the Company's property and assets (which shall for such purpose include the property and assets of any direct or indirect wholly owned subsidiary of the Company); provided that any sale, lease, exchange or other disposition of property or assets exclusively between or among the Company and any direct or indirect wholly owned subsidiary or subsidiaries of the Company shall not be deemed a "change of control transaction"; or (ii) the merger, consolidation, business combination, or other similar transaction of the Company with any other entity, other than a merger, consolidation, business combination, or other similar transaction that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than 50% of the total voting power represented by the voting securities of the Company (or the surviving entity or its parent) and more than 50% of the total number of outstanding shares of the Company's capital stock (or the surviving entity or its parent), in each case as outstanding immediately after such merger, consolidation, business combination, or other similar transaction own voting securities of the Company (or the surviving entity or its parent) immediately following the merger, consolidation, business combination, or other similar transaction in substantially the same proportions (vis a vis each other) as such stockholders owned the voting securities of the Company immediately prior to the transaction.
Conversion
Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. In addition, each share of Class B common stock will convert automatically into one share of Class A common stock upon any transfer, whether or not for value and whether voluntary or involuntary or by operation of law, except for certain transfers described in the Company’s Certificate of Incorporation. In addition, upon the date on which (x) the aggregate outstanding shares of common stock owned by (i) the Houlihan Lokey Voting Trust (the "HL Voting Trust") and (ii) the beneficiaries of the HL Voting Trust or certain of their transferees, together with (y) the outstanding shares of Common Stock (A) received by a holder of Common Stock in connection with the grant, vesting and/or payment of an equity compensatory award and (B) with respect to which such holder has given the right to vote, pursuant to an irrevocable proxy, to the person or persons as may be designated by us from time to time, collectively represent less than 20% of the then aggregate outstanding shares of Common Stock, or on a date specified by the holders of at least 66 2⁄3% of the outstanding shares of Class B common stock (the "Final Conversion Date"), all outstanding shares of Class B common stock shall convert automatically into Class A common stock.

Preferred Stock
Under the terms of the Certificate of Incorporation, the Company’s board of directors is authorized to direct the Company to issue shares of preferred stock in one or more series without stockholder approval. The Company’s board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, powers, privileges, preferences and relative, participating, optional or other special rights, and any qualifications, limitations or restrictions, of each series of preferred stock. Subject to the rights of the holders of any series of preferred stock, the number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the outstanding shares of stock of the Company entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of the preferred stock voting separately as a class shall be required therefor.
The purpose of authorizing the Company's board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of the outstanding voting stock. There are currently no shares of preferred stock outstanding, and the Company has no present plans to issue any shares of preferred stock.
Registration Rights
We have entered into a Registration Rights Agreement with the employees and members of our management that hold our Class B common stock through the HL Voting Trust (collectively, the "HL Holders") pursuant to which the HL Holders can demand that we file a registration statement relating to shares of Common Stock, including shares of Class A common stock issuable upon conversion of the shares of Class B common stock, which common stock is referred to herein as "registrable shares," and can request that their registrable shares be covered by a registration statement that the Company is otherwise filing. In the case of the HL Holders, these rights are subject to the lock-up provisions discussed in our Form 10-K under "Part I. Item 1. Business-Organizational Structure-Lock-Up Agreements."
Demand Registration Rights. Under the terms of the Registration Rights Agreement, the holders of registrable shares entitled to demand registration rights may request that the Company register all or a portion of their registrable shares for sale under the Securities Act. The Company will effect the registration as requested unless, in the good faith and reasonable judgment of the Company’s board of directors, such registration should be delayed. The Company may be required to effect three of these registrations per year. In addition, at times when the Company is eligible for the use of Form S-3, or any successor form, holders of registrable shares entitled to demand registration rights may make unlimited requests that the Company register all or a portion of their registrable shares for sale under the Securities Act on Form S-3, or any successor form.
Incidental Registration Rights. In addition, if at any time the Company registers any shares of our Class A common stock, the holders of all registrable shares are entitled to notice of the registration and to have all or a portion of their registrable shares included in the registration.
Other Provisions. In the event that any registration in which the holders of registrable shares participate pursuant to the Registration Rights Agreement is an underwritten public offering, the number of registrable shares to be included may, in specified circumstances, be limited due to market conditions.
The Company will pay all registration expenses related to any demand or incidental registration, other than underwriting discounts, selling commissions and transfer taxes. The Registration Rights Agreement contains cross- indemnification provisions, pursuant to which the Company is obligated to indemnify the selling stockholders in the event of material misstatements or omissions in the registration statement attributable to the Company, and they are obligated to indemnify the Company for material misstatements or omissions in the registration statement attributable to them.

Anti-Takeover Provisions
The Company is not governed by Section 203 of the DGCL (“Section 203”), and the restrictions contained in Section 203 will not apply to the Company, until the moment in time immediately following the time at which both of the following conditions exist (if ever): (i) Section 203 by its terms would, but for the provisions of the Company's Certificate of Incorporation, apply to the Company; and (ii) the Final Conversion Date has occurred, and The Company will thereafter be governed by Section 203 if and for so long as Section 203 by its terms shall apply to it. Subject to certain exceptions, Section 203 prevents a publicly-held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the Company's board of directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of the Company's assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of the Company's outstanding voting stock and any entity or person will be an “interested stockholder” subject to any such prohibition on engaging in business combinations with us.
Classified Board of Directors and Removal of Directors
The Certificate of Incorporation and bylaws provide for the division of the Company's board of directors into three classes, with the classes as nearly equal in number as possible and each class serving three-year staggered terms. The Certificate of Incorporation and bylaws also provide that, from and after the Final Conversion Date, a director may be removed only for cause and only by the affirmative vote of the holders of at least 66  2⁄3% of the votes that all of the stockholders would be entitled to cast in an annual election of directors. Subject to any rights of the holders of any series of preferred stock to elect directors, any vacancy on the Company’s board of directors, including a vacancy resulting from an enlargement of the Company’s board of directors, may be filled only by vote of a majority of the directors then in office. The limitations on the removal of directors and filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of the Company.
Super-Majority Voting
The bylaws may be amended or repealed by a majority vote of the Company’s board of directors or the affirmative vote of the holders of at least 66  2⁄3% of the votes that all of the stockholders would be entitled to cast in an annual election of directors. In addition, the affirmative vote of the holders of at least 66  2⁄3% of the votes of the then-outstanding shares of the Company's capital stock, which all the stockholders would be entitled to cast in an election of directors, voting together as a single class, is required to amend or repeal or to adopt any provisions inconsistent with any of the provisions of the Company's Certificate of Incorporation described in this paragraph and under “-Classified Board of Directors and Removal of Directors” above.
Stockholder Action by Written Consent
Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our amended and restated certificate of incorporation provides otherwise. From and after the Final Conversion Date, any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders of the Company and may not be effected by any consent in writing by such stockholders in lieu of a meeting.
Special Meeting of Stockholders
The Certificate of Incorporation and bylaws provide that, except as otherwise required by law, special meetings of the Company’s stockholders can only be called by the Company’s board of directors pursuant to a resolution adopted by the majority of the Company’s board of directors, the chairman of the board of directors (or in the event of co-chairmen, either chairman), the Company’s  chief executive officer, the Company’s  president or either of the Company’s co-presidents (in the event there is no chief executive officer).

Authorized But Unissued Shares
The authorized but unissued shares of Common Stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the New York Stock Exchange. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.
Transfer Agent and Registrar
The transfer agent and registrar for the Class A common stock is Computershare Trust Company, N.A.